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                                 SuperGen Letterhead





                   SENT VIA FAX AND OVERNIGHT MAIL TO [          ]



April 9, 1998

[     ]

Dear [     ]:

[     ] and SuperGen agree that this letter of intent is binding and the basic terms as to general capacity exclusivity, exclusivity, minimum processing commitments, and price. The parties agree to negotiate in good faith a manufacturing Agreement setting forth fully each party's obligations and rights, but when appropriate the terms of such Manufacturing Agreement shall be consistent with and substantially similar to the Professional
Services Agreement between the parties.  [     ] hereby agrees: (i) to
reserve sufficient capacity and resources to batch process up to [     ]
batches of approximately [     ] kg quantities ("Batch") of crude Pentostatin
or other bulk drug substance for SuperGen per calendar year ("Processing");
(ii) make available on an exclusive basis for the Processing,  Rooms [     ],
[     ], [     ] and [     ] located on [     ]  (collectively,  the
"Rooms"); and (iii) that neither [     ] nor any Related Entity (as defined
below) will: (a) manufacture, sell or otherwise distribute the Pentostatin drug substance except at the direction of SuperGen, (b) assist (in any manner, including without limitation by loaning money) any third parties to do any of the foregoing, (c) perform any research or other services (except the Services) with respect to the Pentostatin drug substance. For purposes of
the paragraph, Related Entity shall mean any entity, (i) controlled by [     ]
or (ii) in which [     ] has a substantial interest resulting in policy or
management influence.  The exclusivity period contemplated by this paragraph
shall begin on [     ] and shall end on [     ].

SuperGen hereby orders from [     ] Processing work for [     ] Processing
Batches and [     ] agrees to batch process these [     ] Processing Batches
during the period beginning [     ], and ending [     ] ("Initial Minimum
Processing").  SuperGen hereby agrees to provide Processing work to [   ]
resulting in Processing work through the Rooms in the year 1999 and each
subsequent renewal year resulting in the processing of at least [     ]
Batches or an equivalent in terms of financial support by fulfilling other SuperGen projects through use of the Rooms ("1999 Minimum Processing"). In
the event SuperGen exceeds [     ] Batches of Processing during the period of
[     ]through [     ], the 1999 Minimum Processing shall be reduced by the
number of Batches in excess of the Initial Minimum Processing. Processing fees through the Rooms for the Initial Minimum Processing


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period shall be $[     ] per batch or  $[     ] ("Initial Minimum Processing
Fee") for the [     ] Batches.  Such Initial Minimum Processing Fee shall be
paid by paying, in addition to all other amounts due from SuperGen, on a monthly basis by the tenth of the month, the greater of: (i) invoice amounts due to finished Pentostatin or other drug substance produced in the Rooms, or
(ii) the monthly equalized payment of the Initial Minimum Processing Fee
which is $[     ], unless SuperGen has already paid the full Initial
Processing Fee, in which case such equalized amount shall be deemed to be $0.

Fees for the 1999 Minimum Processing and subsequent minimum processing obligations (if the Manufacturing Agreement is renewed) ("Minimum Processing Fee") shall be paid in equal monthly installments on or before the 10th day of each month or by the Batch to the extent actual Processing fees exceed the equalized monthly payment. To the extent Batch fees paid up through a particular calendar month exceed the Minimum Processing Fee prorated according to the number of calendar months that have elapsed in the calendar year in question (e.g., in such particular month is March, the Minimum Processing Fee will be multiplied by 3/12), such excess shall be subtracted from the total remaining equalized payments and the results divided by the number of months remaining in the year, which amount becomes the new monthly equalized payment. Upon making total Processing fee payments equal to the then current annual Minimum Processing Fee, SuperGen may cease making monthly payments and may pay for Processing by the Batch for the remainder of the then current calendar year.

In the event the Manufacturing Agreement is renewed in writing by both parties for years subsequent to 1999, SuperGen agrees to Process a minimum of
[     ] Batches or provide work equivalent thereto in fees through the Rooms in each calendar year and pay for the Processing in the manner outlined in the prior paragraph to maintain exclusivity of the Rooms.

During 1999, and each renewal year thereafter, the Processing Fee per Batch
shall increase by no more than the greater of (i) [    ]% of the previous
year's fee or (ii) by an adjustment based upon the percentage increase from the previous year's fee as indicated in Schedule 0635 of the Producer Price Index ("PPI") published by the Bureau of Labor Statistics, United States Department of Labor. The PPI adjustment shall be calculated on the first business day of each year as follows: The minimum annual process fee for the prior year shall be multiplied by a fraction. The numerator of the fraction shall be the PPI for the most recent month for which the CPI is available. The denominator of the fraction shall be the PPI for the month of January of the previous contract year.

All of SuperGen's obligations to purchase minimum numbers of Batches shall be subject to [ ] providing to SuperGen manufacturing services whose quality and timeliness is at least as high as the industry standard. In no event
shall SuperGen be liable for [     ] loss of business opportunity or any
other consequential damages arising out of a breach by SuperGen of the Manufacturing Agreement. This letter of intent and the Professional Services Agreement constitute the parties' exclusive agreement with respect to the subject matter hereof. [ ] and SuperGen agree to negotiate in good faith to reach an agreement that is consistent with this letter of intent.


Sincerely,                              Agreed by:


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/s/ Dr. Joseph Rubinfeld

Dr. Joseph Rubinfeld                    /s/ [     ]
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President & CEO                         Title: President [     ]
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